EXHIBIT 10.19
AGREEMENT AND RELEASE
This Agreement and Release (this "AGREEMENT") is between Stephanie C. Hildebrandt ("EMPLOYEE") and Enterprise Products Company ("COMPANY").
WITNESSETH
Whereas, EMPLOYEE is employed by COMPANY.

Whereas, EMPLOYEE's employment with COMPANY is terminated effective December 31, 2014.

Whereas, EMPLOYEE and COMPANY desire to resolve any and all disputes about EMPLOYEE's employment with COMPANY.

Whereas, EMPLOYEE, during her employment had access to trade secrets and/or proprietary and confidential information belonging to COMPANY and COMPANY's affiliates.

Whereas, EMPLOYEE and COMPANY desire to clarify EMPLOYEE's obligations with respect to any trade secrets and/or proprietary and confidential information acquired during EMPLOYEE's employment.

Whereas, EMPLOYEE and COMPANY desire to avoid the expense, delay and uncertainty attendant to any claims that may arise from EMPLOYEE's employment with COMPANY, as well as any claims that may arise from the disclosure of any trade secrets and/or proprietary and confidential information that EMPLOYEE acquired during her employment with COMPANY.

Whereas, EMPLOYEE desires to release any claims or causes of action EMPLOYEE may have arising from EMPLOYEE's employment with COMPANY.

Now, therefore, for and in consideration of the mutual covenants and promises hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, EMPLOYEE and COMPANY hereby agree:

Section 1.            Severance and Other Payments. COMPANY, in exchange for the promises of EMPLOYEE contained below, agrees as follows:

A.            COMPANY agrees to pay EMPLOYEE the lump sum amount of four million dollars and no cents ($4,000,000.00), less applicable legal standard deductions and less deductions or offsets for any and all loans and/or advances made by COMPANY or any COMPANY AFFILIATE to, or on behalf of, EMPLOYEE (which deductions or offsets EMPLOYEE hereby expressly agrees to and acknowledges), within seven (7) days after the expiration of the EMPLOYEE's revocation option in Section 5(C) below; and

B.            EMPLOYEE may be eligible for up to eighteen (18) months of COBRA coverage following EMPLOYEE's termination of employment.  If at the time of EMPLOYEE's termination of employment, EMPLOYEE is enrolled in COMPANY's medical plan coverage as an active employee and EMPLOYEE exercises health coverage continuation rights under COBRA following termination of employment, EMPLOYEE's COBRA premium will be paid for in full by COMPANY until the earliest of: (i) the expiration of the first twelve (12) full calendar months immediately following EMPLOYEE's termination of employment; or (ii) the date EMPLOYEE obtains subsequent employment and becomes eligible for medical benefits coverage to employees of the new employer.  After the expiration of the foregoing applicable period, EMPLOYEE will be responsible for the full cost of any health coverage.

C.            EMPLOYEE acknowledges and agrees that payment of the foregoing amounts are, and shall be deemed to be, in full and complete satisfaction of any and all obligations, if any, of COMPANY and/or a COMPANY AFFILIATE to EMPLOYEE in respect of her employment with COMPANY and/or any of its affiliates or otherwise.  For purposes of this AGREEMENT, the term "COMPANY AFFILIATE" means (i) EPCO Holdings, Inc., (ii) Enterprise Products OLPGP, Inc., (iii) Enterprise Products Partners L.P. ("EPD"), (iv) Enterprise Products Holdings LLC, (v) Enterprise Products Operating LLC, (vi) the respective subsidiaries or affiliates of any of the foregoing entities, (vii) any other entity (A) which is controlled, directly or indirectly, individually, collectively or in any combination, by the Company or any of the foregoing entities or (B) in which any of the Company or any of the foregoing entities has a direct or indirect ownership interest, (viii) any other entity (a) which is controlled, directly or indirectly, by the Estate of Dan L. Duncan, Deceased, his spouse, his descendants or any trusts (including voting trusts) for any of their respective benefit, individually, collectively or in any combination, or (b) in which any of them has a direct or indirect ownership interest and (ix) any predecessors, subsidiaries, related entities, officers, directors, shareholders, parent companies, agents, attorneys, employees, successors, or assigns of any of the foregoing.

Section 2.              Prior Rights and Obligations. Except as otherwise provided for in this AGREEMENT, this AGREEMENT extinguishes all rights, if any, which EMPLOYEE may have, contractual or otherwise, relating to her employment with, or resignation from, COMPANY.

Section 3.            Termination Date.  EMPLOYEE's last day of employment with COMPANY and/or any COMPANY AFFILIATE is December 31, 2014.  EMPLOYEE agrees that the effective date of such termination is December 31, 2014.

Section 4.              Release.
A.            Release and Waiver:  EMPLOYEE hereby agrees to release COMPANY and all COMPANY AFFILIATEs from all claims or demands EMPLOYEE has, may have, or may have had based on or in any way related to EMPLOYEE's employment with COMPANY or any COMPANY AFFILIATE, the termination of that employment, or based on any previous act or omission by or on behalf of COMPANY or any COMPANY AFFILIATE.  EMPLOYEE further agrees to waive any right EMPLOYEE may have with respect to the claims or demands from which COMPANY or any COMPANY AFFILIATE is herewith released.  This release and waiver includes any rights or claims EMPLOYEE may have under, but not limited to, the Age

Discrimination in Employment Act (ADEA) and the Older Worker Benefit Protection Act (OWBPA), which prohibits age discrimination in employment; Title VII of the Civil Rights Acts of 1964, as amended, which prohibits discrimination in employment based on race, color, national origin, religion or sex (including claims of sexual harassment); 42 U.S.C. §1981, which prohibits race discrimination; claims under the Family and Medical Leave Act; the federal and Texas Equal Pay Acts, which prohibit paying men and women unequal pay for equal work; the Rehabilitation Act of 1973 and the Americans with Disabilities Act, which prohibit discrimination on the basis of handicap or disability; the Employee Retirement Income Security Act; claims for discrimination under the Texas Commission on Human Rights Act as codified in the Texas Labor Code; claims for discrimination or retaliation under the Texas Workers' Compensation Act; or any other federal, state or local laws or regulations prohibiting employment discrimination, retaliation or harassment.  This release and waiver also includes any claims for wrongful discharge, whether based on claimed violations of statutes, regulations or public policy, or based on claims in contract or tort.  This release and waiver also includes any claims that EMPLOYEE suffered any harm by or through the actions or omissions of COMPANY or any COMPANY AFFILIATE, including, but not limited to, negligence claims and any other tort or contract claims.

B.            Scope of Release/Non-release of Future Claims based on subsequent acts or omissions: The release and waiver, to which EMPLOYEE voluntarily agrees, covers all claims or demands based on any facts or events, whether known or unknown by EMPLOYEE, that occurred on or before December 31, 2014.  EMPLOYEE fully understands that if any of the facts or circumstances on which EMPLOYEE premises EMPLOYEE's execution of this release and waiver be found, suspected or claimed hereafter to be other than or different from the facts and circumstances now believed by EMPLOYEE to be true, EMPLOYEE nonetheless expressly accepts and assumes the risk of such possible differences in fact or circumstances and agrees that this release and waiver shall be and remain effective notwithstanding any such difference in any such fact or circumstances.  COMPANY acknowledges that EMPLOYEE has not released any rights or claims that EMPLOYEE may have under the Age Discrimination in Employment Act that arise after the date this release and waiver is executed.

C.            No Future Lawsuits, Complaints, or Claims:  EMPLOYEE hereby waives EMPLOYEE's right to file any charge or complaint against COMPANY or any COMPANY AFFILIATE arising out of EMPLOYEE's employment with or separation from employment before any federal, state or local court or any federal, state or local administrative agency, except where such waivers are prohibited by law.  This Agreement, however, does not prevent EMPLOYEE from filing a timely charge with the EEOC (or with any other agency with similar provisions or regulations concerning the regulation of releases between private parties) concerning claims of discrimination, including a challenge to the validity of the waiver contained in this Agreement; although EMPLOYEE hereby waives EMPLOYEE's right to recover any damages or other relief in any claim or suit brought by or through the EEOC or any other federal, state, or local agency on her behalf.  EMPLOYEE acknowledges that EMPLOYEE has no pending workers' compensation claims and that this Agreement is not related in any way to any claim for workers' compensation benefits.  EMPLOYEE further acknowledges that EMPLOYEE has no basis for such a claim.

Section 5.              ADEA Rights.  EMPLOYEE further acknowledges that:

A.      EMPLOYEE has been advised in writing by virtue of this AGREEMENT that she has the right to seek legal counsel before signing this AGREEMENT;

B.      EMPLOYEE has been given twenty-one (21) days after the effective date hereof within which to consider the waivers included in this AGREEMENT.  The  EMPLOYEE may knowingly and voluntarily waive the remainder of the twenty-one (21) day consideration period, if any, following the date the Employee signed AGREEMENT below.  EMPLOYEE acknowledges she has not been asked by COMPANY to shorten the time period for consideration of whether to sign this AGREEMENT and the that COMPANY has not threatened to withdraw or alter the benefits due EMPLOYEE prior to the expiration of the twenty-one (21) day period, nor has the COMPANY provided different terms to EMPLOYEE if EMPLOYEE chooses to sign the AGREEMENT prior to the expiration of the twenty-one (21) day consideration period.  EMPLOYEE understands that having waived some portion of the twenty-one (21) day consideration period may allow the COMPANY to expedite the processing of benefits provided to EMPLOYEE in exchange for signing the AGREEMENT.  EMPLOYEE further agrees that changes, whether material or immaterial, do not restart the running of the twenty-one (21) day period;

C.      EMPLOYEE has seven (7) days after signing this AGREEMENT to revoke it.  This AGREEMENT will not become effective or enforceable until the revocation period has expired.  Any notice of revocation of the AGREEMENT is effective only if given to Gary P. Smith, Senior Vice President, Human Resources (at the delivery address of COMPANY set forth in Section 15 below), in writing by the close of business at 5:00 p.m. on the seventh (7th) day after the signing of this AGREEMENT; and

D.      EMPLOYEE agrees that she is receiving, pursuant to this AGREEMENT, consideration that is in addition to any that she may be entitled to pursuant to her at will employment with COMPANY and/or its affiliates.

Section 6.            Proprietary and Confidential Information. EMPLOYEE agrees and acknowledges that, because of her employment with COMPANY, she has acquired information regarding COMPANY's and/or COMPANY AFFILIATEs' trade secrets and/or proprietary and confidential information related to COMPANY's and/or COMPANY AFFILIATEs' past, present or anticipated business (collectively "Confidential Information").  EMPLOYEE will take all steps and precautions to insure that the COMPANY's and/or COMPANY AFFILIATEs' Confidential Information is kept secret and confidential for the sole use and benefit of COMPANY.  EMPLOYEE will follow COMPANY's instructions regarding handling of Confidential Information. Therefore, except as may be required by law, EMPLOYEE acknowledges that EMPLOYEE will not, at any time, disclose to others, permit to be disclosed, use, permit to be used, copy or permit to be copied, any Confidential Information acquired during her employment with COMPANY unless such Confidential Information has ceased to be confidential other than through an action or inaction of EMPLOYEE in violation of this paragraph. EMPLOYEE agrees that in the event of an actual or threatened breach by EMPLOYEE of the provisions of this paragraph, COMPANY shall be entitled to inform all potential or new employers of this AGREEMENT.

Section 7.               Other Post-Termination Restrictions.
Non-solicitation of Employees.  For at least twelve (12) months after December 31, 2014, EMPLOYEE agrees not to solicit or induce, either directly or indirectly, any employee of the COMPANY or any COMPANY AFFILIATE to cease employment with the COMPANY or any COMPANY AFFILIATE and will not assist any other person or entity in such a solicitation. EMPLOYEE and COMPANY agree that employees of the COMPANY or any COMPANY AFFILIATE may respond to open advertisements of employment with a future employer of EMPLOYEE without inducement from the EMPLOYEE.  Such voluntary actions by employees of the COMPANY or any COMPANY AFFILIATE do not violate this non-solicitation provision.

Section 8.               Amendments.  This AGREEMENT may only be amended in writing signed by EMPLOYEE and an authorized officer of the COMPANY.

Section 9.               Confidentiality.  EMPLOYEE agrees that she or any persons acting on her behalf will not, directly or indirectly, speak about, disclose or in any way, shape or form, communicate to anyone, except as permitted in this Section, the terms of this AGREEMENT or the consideration received from the COMPANY.  EMPLOYEE agrees that the above described information may be disclosed only as follows:

A.            to the extent as may be required by law to support the filing of EMPLOYEE's income tax returns;
B.	to the extent as may be compelled by legal process;
C.            to the extent necessary to EMPLOYEE's legal or financial advisors, but only after such person to whom the disclosure is to be made agrees to maintain the confidentiality of such information and to refrain from making further disclosures or use of such information; or

D.            to the extent necessary to enforce or comply with this AGREEMENT.

Section 10.        Non-disparagement.  EMPLOYEE agrees that she will not disparage, criticize, condemn or impugn the business or personal reputation or character of  COMPANY or any COMPANY AFFILATE, or any of the actions which are, have been or may be taken by the COMPANY with respect to or based upon matters, events, facts or circumstances arising or occurring prior to the date of execution of this AGREEMENT.  Inquiries by a potential employer to COMPANY or any COMPANY AFFILIATE shall be met with advice of the dates of EMPLOYEE's employment, her job title and functions in factually accurate terms.  Neither COMPANY nor any COMPANY AFFILIATE shall have any obligation to respond to any inquiries from prospective employers unless they are made in writing and addressed specifically to COMPANY and in response to such inquiries shall not be obligated to provide any information other than to confirm dates of employment and job title.  COMPANY shall not make any unfavorable or unflattering statements in public about EMPLOYEE.  COMPANY agrees that it will not disparage, criticize, condemn or impugn the business or personal reputation or character of EMPLOYEE.

Section 11.         Cooperation.  EMPLOYEE shall cooperate with COMPANY and any COMPANY AFFILIATEs to the extent reasonably required by COMPANY or such COMPANY AFFILIATEs in all matters relating to the winding up of her pending work on behalf of COMPANY or such COMPANY AFFILIATEs, the orderly transfer of any such pending work and any litigation matters related to her work on behalf of the COMPANY or COMPANY AFFILIATEs.  COMPANY hereby agrees to indemnify EMPLOYEE in connection with all such lawful actions which EMPLOYEE shall take after the effective date hereof in performing such cooperation requested by COMPANY or such COMPANY AFFILIATEs.  EMPLOYEE agrees to immediately notify COMPANY, if she is served with legal process to compel her to disclose any information related to her employment with COMPANY or one or more COMPANY AFFILIATEs, unless prohibited to do so by law.

Section 12.           Documents.  EMPLOYEE agrees to deliver at the termination of employment all correspondence, memoranda, notes, records, data, or information, analysis, or other documents and all copies thereof, including information in electronic form, which are related in any manner to the past, present or anticipated business of  COMPANY or any COMPANY AFFILIATEs.

Section 13.            Forfeiture of Unvested Grants or Awards of Phantom Units, Restricted Units, Options, Profits Interests and any Other Interests Under Long-Term Incentive Plans.  EMPLOYEE acknowledges and agrees that, pursuant to, and consistent with, the terms of (i) any  grant, grants, award or awards to EMPLOYEE by COMPANY or any COMPANY AFFILIATEs of (a) restricted or phantom Common Units of Enterprise Products Partners L.P. ("EPD"), (b) options to acquire Common Units of EPD, and/or (c) any other interests under any of the long-term incentive plans listed on Exhibit A attached hereto, are automatically forfeited as of such effective date of termination and EMPLOYEE has, and shall have, no rights or interests therein, except to the extent that such restricted or phantom Common Units, options, other interests have vested as of the effective date of termination provided in Section 3 of this AGREEMENT.

Section 14.           Enforcement of Agreement and Release.  Should any provisions of this AGREEMENT be held to be invalid or wholly or partially unenforceable, such holdings shall not invalidate or void the remainder of this AGREEMENT.  Portions held to be invalid or unenforceable shall be revised and reduced in scope as to be valid and enforceable, or if such is not possible, then such portion shall be deemed to have been wholly excluded with the same force and effect as if they had never been included herein.

Section 15.             Notices.  Any notice, request, demand, waiver or consent required or permitted hereunder shall be in writing and shall be given (i) by prepaid registered or certified mail, with return receipt requested, addressed as follows or (ii) personally delivered at the following address:
For COMPANY:
Enterprise Products Company

If by mail:
Post Office Box 4735
Houston, Texas 77210-4735

If by delivery:
1100 Louisiana Street, Suite 1000
Houston, Texas 77002-5227

Attn: Gary P. Smith
          Senior Vice President, Human Resources

For EMPLOYEE:
Stephanie C. Hildebrandt
631 Knipp Road
Houston, Texas 77024
The date of any such notice and of such service thereof shall be deemed to be the date of mailing.  Each party may change its address for the purpose of notice by giving notice to the other in writing.

Section 16.           Choice of Law.  It is agreed that the laws of Texas shall govern this AGREEMENT and venue shall be proper solely in Houston, Harris County, Texas.

Section 17.            Remedies.  The Parties agree that, because damages at law for any breach or nonperformance of this AGREEMENT by EMPLOYEE, while recoverable, will be irreparable and inadequate, this AGREEMENT may be enforced in equity by specific performance, injunction, or otherwise.  Should any provisions of this AGREEMENT be held to be invalid, such holdings shall not invalidate or void the remainder of this AGREEMENT.  EMPLOYEE shall be entitled to enforce her rights and COMPANY's obligations under this Agreement by any and all applicable actions at law or equity.  In addition to other remedies available to it, COMPANY shall be entitled to petition an appropriate court for temporary restraining orders and temporary and permanent injunctions without the necessity of proving actual damages to prevent a breach or contemplate a breach by EMPLOYEE of any provision of this Agreement since COMPANY will have no adequate remedy at law.  The amount for the bond to be posted if an injunction is sought by COMPANY shall be $1,000.00 (One Thousand and no/100 Dollars).  COMPANY shall also be entitled to recover its costs and attorneys' fees incurred in enforcing this Agreement.
IN WITNESS WHEREOF THE PARTIES HAVE EXECUTED THIS AGREEMENT AND RELEASE EFFECTIVE AS OF 12/31/2014  .
By.__/s/ Stephanie C. Hildebrandt_______________________________ 12/30/2014_______
Stephanie C. Hildebrandt	Date

Enterprise Products Company
By:/s/ Gary P. Smith                                                                                                                                01/06/2015_______
Gary P. Smith                                                                                                                       Date
Senior Vice President

Exhibit A

Long-Term Incentive Plans

A. Long-Term Incentive Plans
Enterprise Products 1998 Long-Term Incentive Plan	Amended and Restated as of February 23, 2010
2008 Enterprise Products Long-Term Incentive Plan	Amended and Restated as of February 23, 2010